Exhibit 99.1

Sirius XM Holdings Reports Third Quarter 2026 Results and Raises Full-Year Financial Guidance

•Third Quarter Consolidated Revenue was down slightly year-over-year to $2.15 billion
•Net Income increased 7% to $317 million from the prior year period
•Adjusted EBITDA grew 3% to $694 million1
•Free Cash Flow advanced 14% year-over-year to $293 million1
•Self-pay net additions of 5,000 improved 45,000 from the prior year, supported by lower self-pay churn of 1.5%
•SiriusXM raises full year 2026 guidance by $25 million for Revenue, Adjusted EBITDA and Free Cash Flow2

NEW YORK – October 29, 2026 – Sirius XM Holdings announced third quarter 2026 operating and financial results today, reporting revenue of $2.15 billion, down slightly year-over-year, primarily reflecting lower equipment revenue due to higher memory costs. Net income increased 7% to $317 million, while earnings per diluted common share declined 7% to $0.78, from $0.84 in the prior year period, reflecting the accounting treatment of convertible notes, including adjustments for fair value gains and assumed share dilution.

Adjusted EBITDA grew 3% year-over-year to $694 million in the third quarter, reflecting stable revenue and disciplined expense management, including lower programming expenses, greater automation in customer care and reduced sales and marketing spending. Adjusted EBITDA margin expanded one percentage point year-over-year to 32%. Free cash flow increased 14% year-over-year to $293 million, due to higher adjusted EBITDA, favorable working capital, lower interest expense and reduced capital expenditures.

“Our third-quarter performance reflects the progress we're making in building a stronger, more durable SiriusXM,” said Jennifer Witz, Chief Executive Officer. “We're stabilizing our subscriber base, deepening engagement through differentiated content and experiences, and expanding the reach and capabilities of our advertising platform. By consistently enhancing the value of a SiriusXM subscription, we're strengthening customer loyalty and creating more lasting relationships with listeners. At the same time, partnerships like YouTube Audio are expanding our premium advertising inventory and creating new opportunities to connect advertisers with audiences at scale. This momentum gives us the confidence to raise our full-year financial guidance and reinforces our conviction in SiriusXM's long-term value creation.”

“Our financial results reflect the increasing efficiency and cash-generating capacity of our business,” said Zac Coughlin, Chief Financial Officer. “Disciplined cost management and structural operating improvements drove Adjusted EBITDA growth, margin expansion and stronger profitability in the third quarter. We delivered approximately $1.1 billion in free cash flow for the first nine months of the year, achieved our long-term leverage target and strengthened our financial flexibility. Looking ahead, our more efficient operating model and declining satellite capital expenditures position us to meaningfully accelerate share repurchases in 2027 while continuing to invest in the business and deliver long-term value to shareholders.”

1 Non-GAAP financial measure. Refer to page 12 of this earnings release for a reconciliation of the non-GAAP measures to their most directly comparable GAAP measures.
2 Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile expected Adjusted EBITDA and free cash flow to their most directly comparable financial measures under GAAP without unreasonable effort.

BUSINESS AND PROGRAMMING HIGHLIGHTS
SiriusXM continues to advance its strategy of being a home for fandom, deepening subscriber engagement and loyalty through differentiated content, exclusive experiences and enhanced discovery. Third-quarter average listening time increased approximately 5% year-over-year, with growth across all subscriber tenure groups, reflecting both new content discovery and deeper engagement with familiar favorites. These trends reinforce the value of SiriusXM's differentiated programming in strengthening listening habits and long-term subscriber loyalty. The company's 360L experience and streaming app continue to support engagement, with year-to-date SiriusXM app trends on pace to achieve the highest average listening time and most active days per listener since the new app launched in late 2023.
SiriusXM's exclusive programming and unparalleled talent relationships are at the heart of its value proposition, creating deeper fan connections and strengthening subscriber loyalty. The Dolly Parton Tribute Channel became the company's most-listened-to artist pop-up channel of 2026, while intimate performances with Shania Twain and John Mayer and special programming featuring Billy Joel and Talking Heads delivered unique fan experiences. Life with John Mayer also became SiriusXM's number one streamed artist channel.

Sports continues to drive engagement and subscription value. Listening to WWE Radio has grown nearly 20% since its July launch and rebrand, while monthly active sports listeners increased 4% year-over-year. SiriusXM also expanded its sports offering with 24 local sports channels, with approximately 22% of its 360L sports audience already tuning in and more than 80% listening from outside their home markets. Collectively, these channels would rank as SiriusXM's third-highest sports destination by number of listeners. In September, the company launched Sports Pass, a more affordable subscription combining live play-by-play, national coverage and local programming across all four major professional leagues, further broadening SiriusXM's addressable market.

SiriusXM is also expanding the reach and commercial value of its premium content. Howard Stern's expansion to HBO Max introduces his programming to new audiences while preserving the exclusive live experience for SiriusXM subscribers. The company also added Giggly Squad, Serialously and The Bald and the Beautiful to its leading podcast portfolio. Giggly Squad's sold-out, multi-night Madison Square Garden run underscores the cultural influence of its creators and the opportunity to monetize premium content across audio, video and live experiences.

SiriusXM Media continues to expand its advertising reach and monetization capabilities. With YouTube Audio, its platform now reaches approximately 255 million unduplicated monthly listeners, up from 170 million a year ago and representing nearly 90% of Americans ages 13 and older. Early campaigns have increased advertisers' unique reach by as much as 91%, demonstrating the value of combining YouTube's scale with SiriusXM Media's advertising capabilities. At its recent Built With Audio event, the company also highlighted AdsWizz, which powers one in four audio advertisements across the global open ecosystem. Together, SiriusXM Media's expanding reach, premium content and advertising technology position the company to capture more advertiser spending across budgets of all sizes.

SEGMENT HIGHLIGHTS
Sirius XM Holdings Inc. operates two complementary audio entertainment businesses — one of which is referred to as “SiriusXM” and the second of which is referred to as “Pandora and Off-Platform.” Further information regarding these two segments will be contained in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2026. The financial highlights below exclude the impact of share-based payment expense.

Third Quarter 2026 SiriusXM Segment Highlights
SiriusXM Total Subscribers of 33 Million
SiriusXM self-pay subscribers increased by approximately 5,000 in the third quarter of 2026, an improvement of 45,000 compared to the prior year period. Performance was driven by growing adoption of companion subscriptions, which added 107,000 incremental self-pay net additions in the quarter, as well as continued benefits from the company’s continuous service initiative and momentum in automotive dealer extended-duration plans. These gains more than offset lower conversion rates. Self-pay monthly churn improved to approximately 1.5%, reflecting the continued benefits of the continuous service initiative and lower vehicle-related and non-pay churn, partially offset by slightly higher voluntary churn. SiriusXM ended the quarter with approximately 33 million total subscribers. Paid promotional subscribers increased 21,000 year-over-year to 1.594 million subscribers, reflecting the timing and mix of automaker promotional programs, partially offset by lower vehicle sales and trial starts. The total trial funnel stood at 7.4 million at quarter end, compared to 7.5 million at the end of the second quarter of 2026 and 7.4 million in the prior year quarter.

SiriusXM Revenue of $1.60 billion
In the third quarter of 2026, SiriusXM generated total revenue of $1.60 billion, relatively flat year-over-year. Subscriber revenue increased modestly to $1.50 billion, with Average Revenue Per User (ARPU) remaining largely stable at $15.18, reflecting rate increases on certain self-pay plans and improved discount mix as we transition customers from deeply discounted promotional offers to more sustainable pricing within our modular content packages. These benefits were partially offset by the growing mix of value-add and more affordable subscription offerings designed to broaden access and strengthen long-term retention. Advertising revenue declined 5% to $37 million, reflecting softer demand across news programming and direct-to-consumer advertisers, partially offset by continued strength in sports. Equipment revenue decreased 16% year-over-year, primarily reflecting higher memory costs associated with our hardware modules.

SiriusXM Gross Profit of $963 Million and Gross Margin of 60%
Total cost of services at SiriusXM decreased 2% to $641 million in the third quarter of 2026, from $653 million in the prior-year period. As a result, gross profit increased 1% to $963 million during the quarter from $958 million in the third quarter of 2025 and gross margin expanded one percentage point to 60%.

Third Quarter 2026 Pandora and Off-Platform Segment Highlights
Pandora and Off-Platform Third Quarter Revenue of $549 Million
Pandora and Off-Platform revenue increased modestly year-over-year to $549 million in the third quarter. Advertising revenue grew 1% year-over-year to $419 million, driven by strength in podcasting, programmatic advertising and technology fees, partially offset by softer streaming music advertising, reflecting lower listening hours. Subscriber revenue declined 2% to $130 million, primarily due to lower subscriber volumes. Pandora Plus and Pandora Premium ended the quarter with approximately 5.5 million self-pay subscribers, while monthly active users totaled 38.8 million.

Pandora and Off-Platform Third Quarter Gross Profit of $173 Million and Gross Margin of 32%
Total cost of services declined 1% to $376 million in the third quarter of 2026 from the prior year period, primarily reflecting lower revenue share and royalty expense. Despite relatively flat revenue, gross profit increased 2% to $173 million and gross margin expanded one percentage point to 32%.

ADDITIONAL FINANCIAL HIGHLIGHTS
Subscriber acquisition costs (SAC) were unchanged year-over-year at $107 million. Programming costs declined 6% year-over-year to $136 million, benefiting from favorable contract renewals, while customer service and billing expenses decreased 6% to $108 million, reflecting increased automation and lower call volumes. Sales and marketing expenses declined 4% year-over-year to $169 million, driven by more targeted in-car subscriber acquisition spending. Product and technology costs increased 4% year-over-year to $56 million, primarily reflecting higher data center and personnel related expenses, partially offset by increased capitalization of compensation costs. General and administrative expenses declined 4% year-over-year to $110 million, reflecting continued cost discipline.

Free cash flow totaled $293 million in the third quarter of 2026, increasing 14% from $257 million in the prior year period, due to higher Adjusted EBITDA, favorable working capital, lower interest expense and reduced capital expenditures.

During the quarter, SiriusXM returned capital to shareholders through $91 million in dividends and $33 million in share repurchases. The company ended the third quarter with a net debt-to-adjusted EBITDA ratio of 3.3x, providing greater financial flexibility to support its disciplined capital allocation strategy.

RAISED 2026 FULL-YEAR FINANCIAL AND OPERATING GUIDANCE
SiriusXM raised its full-year 2026 financial guidance for the second consecutive quarter, increasing each of its three key financial metrics by $25 million, reflecting continued operating momentum, improved profitability and strong cash flow generation. Updated full-year 2026 guidance includes:
•Total revenue: Approximately $8.55 billion,
•Adjusted EBITDA: Approximately $2.65 billion
•Free cash flow: Approximately $1.40 billion.

Adjusted EBITDA and free cash flow are non-GAAP financial measures. Due to the uncertainty around special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end, we cannot reconcile projected Adjusted EBITDA and free cash flow to their most directly comparable financial measures under GAAP without unreasonable effort.

THIRD QUARTER 2026 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions, except per share data)	2026	2025	2026	2025
Revenue:
Subscriber revenue	$1,630	$1,629	$4,880	$4,860
Advertising revenue	456	455	1,317	1,281
Equipment revenue	36	43	113	130
Other revenue	31	32	94	94
Total revenue	2,153	2,159	6,404	6,365
Operating expenses:
Cost of services:
Revenue share and royalties	726	721	2,145	2,130
Programming and content	143	154	439	458
Customer service and billing	109	116	325	339
Transmission	48	49	144	144
Cost of equipment	1	2	4	6
Subscriber acquisition costs	107	107	316	314
Sales and marketing	179	186	554	561
Product and technology	64	62	189	191
General and administrative	121	119	379	407
Depreciation and amortization	166	141	482	406
Impairment, restructuring and other costs	10	9	22	164
Total operating expenses	1,674	1,666	4,999	5,120
Income from operations	479	493	1,405	1,245
Other income (expense), net
Interest expense	(109)	(115)	(333)	(348)
Other income (expense), net	46	10	(18)	24
Total other expense	(63)	(105)	(351)	(324)
Income before income taxes	416	388	1,054	921
Income tax expense	(99)	(91)	(253)	(215)
Net income	$317	$297	$801	$706
Net income per common share:
Basic	$0.94	$0.88	$2.38	$2.09
Diluted	$0.78	$0.84	$2.32	$1.99
Weighted average common shares outstanding:
Basic	337	337	337	338
Diluted	363	356	361	357
Dividends declared per common share	$0.27	$0.27	$0.81	$0.81

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	September 30, 2026	December 31, 2025
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$210	$94
Receivables, net	723	761
Related party current assets	26	25
Prepaid expenses and other current assets	232	218
Total current assets	1,191	1,098
Property and equipment, net	2,338	2,260
FCC licenses	8,610	8,610
Other intangible assets, net	1,363	1,455
Goodwill	12,390	12,390
Equity method investments	844	941
Other long-term assets	455	483
Total assets	$27,191	$27,237
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$1,205	$1,290
Accrued interest	109	171
Current portion of deferred revenue	936	976
Current maturities of debt	1,250	1,058
Other current liabilities	46	47
Related party current liabilities	124	111
Total current liabilities	3,670	3,653
Long-term deferred revenue	93	92
Long-term debt, including $613 and $579 measured at fair value at September 30, 2026 and December 31, 2025, respectively	8,066	8,648
Deferred tax liabilities	2,314	2,238
Other long-term liabilities	901	1,043
Total liabilities	15,044	15,674
Stockholders’ Equity:
Common stock, par value $0.001 per share; 900 shares authorized; 337 and 335 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Accumulated other comprehensive loss, net of tax	(55)	(50)
Additional paid-in capital	61	—
Treasury stock, at cost; 23 thousand and 45 thousand shares of common stock at September 30, 2026 and December 31, 2025, respectively	(1)	(1)
Retained earnings	12,142	11,614
Total stockholders’ equity	12,147	11,563
Total liabilities and stockholders’ equity	$27,191	$27,237

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
(in millions)	2026	2025
Cash flows from operating activities:
Net income	$801	$706
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	482	406
Non-cash impairment and restructuring costs	—	109
Non-cash interest expense, net of amortization of premium	13	13
Realized and unrealized loss (gains) on financial instruments, net	33	(7)
Share of losses of equity method investments, net	100	85
Share-based payment expense	140	140
Deferred income tax expense	76	56
Amortization of right-of-use assets	31	32
Other charges, net	33	28
Changes in operating assets and liabilities:
Receivables and other assets	11	(69)
Deferred revenue	(39)	(38)
Payables and other liabilities	(231)	(243)
Net cash provided by operating activities	1,450	1,218
Cash flows from investing activities:
Additions to property and equipment	(401)	(509)
Other investing activities, net	(108)	(79)
Net cash used in investing activities	(509)	(588)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(50)	(27)
Revolving credit facility borrowings	997	1,282
Revolving credit facility repayments	(1,017)	(1,252)
Proceeds from long-term borrowings, net of costs	1,232	—
Repayments of long-term borrowings	(1,653)	(345)
Common stock repurchased and retired	(61)	(91)
Dividends paid	(273)	(274)
Other financing activities, net	—	(6)
Net cash used in financing activities	(825)	(713)
Net increase (decrease) in cash, cash equivalents and restricted cash	116	(83)
Cash, cash equivalents and restricted cash at beginning of period (1)	102	170
Cash, cash equivalents and restricted cash at end of period (1)	$218	$87
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

	As of September 30,
(in millions)	2026	2025
Cash and cash equivalents	$210	$79
Restricted cash included in Other long-term assets	8	8
Total cash, cash equivalents and restricted cash at end of period	$218	$87

Unaudited Results
Set forth below are our results of operations for the three and nine months ended September 30, 2026 compared with the three and nine months ended September 30, 2025. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2026 vs 2025 Change
					Three Months		Nine Months
(in millions)	2026	2025	2026	2025	Amount	%	Amount	%
Revenue
SiriusXM:
Subscriber revenue	$1,500	$1,497	$4,491	$4,466	$3	—%	$25	1%
Advertising revenue	37	39	113	116	(2)	(5)%	(3)	(3)%
Equipment revenue	36	43	113	130	(7)	(16)%	(17)	(13)%
Other revenue	31	32	94	94	(1)	(3)%	—	—%
Total SiriusXM revenue	1,604	1,611	4,811	4,806	(7)	—%	5	—%
Pandora and Off-platform:
Subscriber revenue	130	132	389	394	(2)	(2)%	(5)	(1)%
Advertising revenue	419	416	1,204	1,165	3	1%	39	3%
Total Pandora and Off-platform revenue	549	548	1,593	1,559	1	—%	34	2%
Total revenue	2,153	2,159	6,404	6,365	(6)	—%	39	1%
Cost of services
SiriusXM:
Revenue share and royalties	392	384	1,151	1,154	8	2%	(3)	—%
Programming and content	121	130	367	386	(9)	(7)%	(19)	(5)%
Customer service and billing	90	96	265	279	(6)	(6)%	(14)	(5)%
Transmission	37	41	114	118	(4)	(10)%	(4)	(3)%
Cost of equipment	1	2	4	6	(1)	(50)%	(2)	(33)%
Total SiriusXM cost of services	641	653	1,901	1,943	(12)	(2)%	(42)	(2)%
Pandora and Off-platform:
Revenue share and royalties	334	337	994	976	(3)	(1)%	18	2%
Programming and content	15	15	43	44	—	—%	(1)	(2)%
Customer service and billing	18	19	56	56	(1)	(5)%	—	—%
Transmission	9	7	25	21	2	29%	4	19%
Total Pandora and Off-platform cost of services	376	378	1,118	1,097	(2)	(1)%	21	2%
Total cost of services	1,017	1,031	3,019	3,040	(14)	(1)%	(21)	(1)%
Subscriber acquisition costs	107	107	316	314	—	—%	2	1%
Sales and marketing	169	176	521	525	(7)	(4)%	(4)	(1)%
Product and technology	56	54	162	165	2	4%	(3)	(2)%
General and administrative	110	115	335	347	(5)	(4)%	(12)	(3)%
Depreciation and amortization	166	141	482	406	25	18%	76	19%
Impairment, restructuring and other costs	10	9	22	164	1	11%	(142)	(87)%
Legal settlements and reserves	1	(9)	2	19	10	(111)%	(17)	(89)%
Share-based payment expense (1)	38	42	140	140	(4)	(10)%	—	—%
Total operating expenses	1,674	1,666	4,999	5,120	8	—%	(121)	(2)%
Income from operations	479	493	1,405	1,245	(14)	(3)%	160	13%
Other income (expense), net
Interest expense	(109)	(115)	(333)	(348)	6	5%	15	4%
Other income (expense), net	46	10	(18)	24	36	360%	(42)	nm
Total other expense	(63)	(105)	(351)	(324)	42	40%	(27)	(8)%
Income before income taxes	416	388	1,054	921	28	7%	133	14%
Income tax expense	(99)	(91)	(253)	(215)	(8)	(9)%	(38)	(18)%
Net income	$317	$297	$801	$706	$20	7%	$95	13%

Adjusted EBITDA	$694	$676	$2,051	$1,974	$18	3%	$77	4%

Gross Profit - SiriusXM	$963	$958	$2,910	$2,863	$5	1%	$47	2%
Gross Margin % - SiriusXM	60%	59%	60%	60%	1%	2%	—%	—%
Gross Profit - Pandora and Off-platform	$173	$170	$475	$462	$3	2%	$13	3%
Gross Margin % - Pandora and Off-platform	32%	31%	30%	30%	1%	3%	—%	—%

nm - not meaningful

(1)    Allocation of share-based payment expense:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in millions)	2026	2025	2026	2025
Programming and content - SiriusXM	$6	$8	$27	$26
Customer service and billing - SiriusXM	1	1	4	4
Transmission - SiriusXM	2	1	4	4
Programming and content - Pandora and Off-platform	1	1	2	2
Transmission - Pandora and Off-platform	—	—	1	1
Sales and marketing	10	10	33	36
Product and technology	8	8	27	26
General and administrative	10	13	42	41
Total share-based payment expense	$38	$42	$140	$140

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the period ended June 30, 2026.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in SiriusXM’s subscriber count or subscriber-based operating metrics. Subscribers to the Cloud Cover music programming service are included in Pandora's subscriber count.
Set forth below are our subscriber balances as of September 30, 2026 compared to September 30, 2025:

	As of September 30,		2026 vs 2025 Change
(subscribers in thousands)	2026	2025	Amount	%
SiriusXM
Self-pay subscribers	31,260	31,235	25	—%
Paid promotional subscribers	1,594	1,573	21	1%
Ending subscribers	32,854	32,808	46	—%
Sirius XM Canada subscribers	2,437	2,491	(54)	(2)%

Pandora and Off-platform
Monthly active users - all services	38,812	41,562	(2,750)	(7)%
Self-pay subscribers	5,514	5,691	(177)	(3)%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three and nine months ended September 30, 2026 and 2025. We believe these Non-GAAP financial and operating performance measures provide useful information to investors regarding our financial condition and results of operations. We believe these Non-GAAP financial and operating performance measures may be useful to investors in evaluating our core trends because they provide a more direct view of our underlying costs. We believe investors may use our adjusted EBITDA to estimate our current enterprise value and to make investment decisions. We believe free cash flow provides useful supplemental information to investors regarding our cash available for future subscriber acquisitions and capital expenditures, to repurchase or retire debt, to acquire other companies and our ability to return capital to stockholders. By providing these Non-GAAP financial and operating performance measures, together with the reconciliations to the most directly comparable GAAP measure (where applicable), we believe we are enhancing investors' understanding of our business and our results of operations.

Our Non-GAAP financial measures should be viewed in addition to, and not as an alternative for or superior to, our reported results prepared in accordance with GAAP. In addition, our Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		2026 vs 2025 Change
					Three Months		Nine Months
(subscribers in thousands)	2026	2025	2026	2025	Amount	%	Amount	%
SiriusXM
Self-pay subscribers	5	(40)	(84)	(411)	45	113%	327	80%
Paid promotional subscribers	(20)	51	12	(7)	(71)	(139)%	19	271%
Net additions	(15)	11	(72)	(418)	(26)	(236)%	346	83%
Weighted average number of subscribers	32,832	32,749	32,797	32,801	83	—%	(4)	—%
Average self-pay monthly churn	1.5%	1.6%	1.4%	1.5%	(0.1)%	(6)%	(0.1)%	(7)%
ARPU (1)	$15.18	$15.19	$15.17	$15.09	$(0.01)	—%	$0.08	1%
SAC, per installation	$22.36	$19.37	$20.84	$18.74	$2.99	15%	$2.10	11%

Pandora and Off-platform
Weighted average number of subscribers	5,572	5,703	5,609	5,702	(131)	(2)%	(93)	(2)%
Ad supported listener hours (in billions)	2.25	2.49	6.82	7.43	(0.24)	(10)%	(0.61)	(8)%
Advertising revenue per thousand listener hours (RPM)	$91.63	$91.24	$87.82	$88.14	$0.39	—%	$(0.32)	—%

Total Company
Adjusted EBITDA	$694	$676	$2,051	$1,974	$18	3%	$77	4%
Free cash flow	$293	$257	$1,057	$715	$36	14%	$342	48%

(1)    ARPU for SiriusXM excludes subscriber revenue from our connected vehicle services of $42 and $43 for the three months ended September 30, 2026 and 2025, respectively, and $127 for each of the nine months ended September 30, 2026 and 2025.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Net income:	$317	$297	$801	$706
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	1	(9)	2	19
Impairment, restructuring and other costs	10	9	22	164
Share-based payment expense	38	42	140	140
Depreciation and amortization	166	141	482	406
Interest expense	109	115	333	348
Other expense (income), net	(46)	(10)	18	(24)
Income tax expense	99	91	253	215
Adjusted EBITDA	$694	$676	$2,051	$1,974

Reconciliation of Free Cash Flow:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Cash Flow Information
Net cash provided by operating activities	$457	$430	$1,450	$1,218
Net cash used in investing activities	(184)	(191)	(509)	(588)
Net cash used in financing activities	(237)	(252)	(825)	(713)
Free Cash Flow
Net cash provided by operating activities	457	430	1,450	1,218
Additions to property and equipment	(166)	(175)	(401)	(509)
Sales of other investments	2	2	8	6
Free Cash Flow	$293	$257	$1,057	$715

Reconciliation of SAC, per installation:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2026	2025	2026	2025
Subscriber acquisition costs, excluding connected vehicle services	$107	$107	$316	$314
Less: margin from sales of radios and accessories, excluding connected vehicle services	(35)	(41)	(109)	(124)
	$72	$66	$207	$190
Installations (in thousands)	3,240	3,350	9,980	10,124
SAC, per installation (a)	$22.36	$19.37	$20.84	$18.74
(a)    Amounts may not recalculate due to rounding.

About Sirius XM Holdings Inc.
SiriusXM is the leading audio entertainment company in North America, with a portfolio of audio businesses including its flagship subscription entertainment service SiriusXM; the ad-supported and premium music streaming services of Pandora; an expansive podcast network; and a complete ecosystem of advertising solutions through SiriusXM Media and AdsWizz. SiriusXM offers live, on-demand, and human-curated programming across music, talk, news, sports, and podcasts, and the company reaches approximately 255 million monthly listeners across its platforms. With deep automotive manufacturer relationships and unique spectrum assets, SiriusXM is built to reach listeners wherever they are. The company connects fans to the voices, creators, and moments they love - creating communities where listeners engage, participate, and belong. For more about SiriusXM, please go to: https://www.siriusxm.com.

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our outlook and our future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning or the negative version of such words or phrases. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. All capitalized terms herein shall have the meaning attributable to them in our Quarterly Report on Form 10-Q for the period ended June 30, 2026 which is filed with the Securities and Exchange Commission (“SEC”) and available at www.sec.gov.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: Risks Relating to our Business and Operations: We face substantial competition, and that competition has increased over time; our SiriusXM service has suffered a loss of subscribers, and our Pandora ad-supported service has similarly experienced a loss of monthly active users; if our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, are not successful, our business will be adversely affected; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; failure to successfully monetize and generate revenues from podcasts and other non-music content could adversely affect our business, operating results, and financial condition; we may not realize the benefits of acquisitions or other strategic investments and initiatives; and the impact of economic conditions may adversely affect our business, operating results, and financial condition. Risks Relating to our SiriusXM Business: Changing consumer behavior and new technologies relating to our satellite radio business may reduce our subscribers and may cause our subscribers to purchase fewer services from us or to cancel our services altogether, resulting in less revenue to us; a substantial number of our SiriusXM service subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain new subscribers to our SiriusXM service is uncertain; our business depends in part upon the auto industry; failure of our satellites would significantly damage our business; increases in the cost of memory used in our satellite radio modules and other components included in our satellite radios could reduce equipment revenue and adversely affect our business; and our SiriusXM service may experience harmful interference from wireless operations. Risks Relating to our Pandora and Off-platform Business: Our Pandora and Off-platform business generates a significant portion of its revenues from advertising, and reduced spending by advertisers could harm our business; emerging industry trends may adversely impact our ability to generate revenue from advertising; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain our advertising revenue, our results of operations will be adversely affected; changes to mobile operating systems and browsers may hinder our ability to sell advertising and market our services; and if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners. Risks Relating to Laws and Governmental Regulations: Privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; we may face lawsuits, incur liability or suffer reputational harm as a result of content published or made available through our services; and increasing interest and expectations regarding sustainable business practices by our various stakeholders and related reporting obligations may expose us to potential liabilities, increased costs, reputational harm, and other adverse effects. Risks Associated with Data and Cybersecurity and the Protection of Consumer Information: If we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; we use artificial intelligence in our business, and challenges with properly managing its use could result in reputational harm, competitive harm, and legal liability and adversely affect our results of operations; and interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business. Risks Associated with Certain Intellectual Property Rights: Rapid technological and industry changes and new entrants could adversely impact our services; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; and some of our services and technologies use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses. Risks Related to our Capital Structure: While we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; our holding company structure could restrict access to funds of our subsidiaries that may be needed to pay third party obligations; we have significant indebtedness, and our subsidiaries’ debt contains certain covenants that restrict their operations; and our ability to incur additional indebtedness to fund our operations could be limited, which could negatively impact our operations. Risks Related to the Transactions: We may have a significant indemnity obligation to Liberty Media, which is not limited in amount or subject to any cap, if the transactions associated with the Split-Off are treated as a taxable transaction; we may determine to forgo certain transactions that might otherwise be advantageous in order to avoid the risk of incurring significant tax-related liabilities; we have assumed and are responsible for all of the liabilities attributed to the Liberty SiriusXM Group as a result of the completion of the Transactions, and acquired the assets of SplitCo on an “as is, where is” basis; we may be harmed by securities class actions and derivative lawsuits in connection with the Transactions; it may be difficult for a third party to acquire us, even if doing so may be beneficial to our stockholders; we have directors associated or previously associated with Liberty Media, which may lead to conflicting interests; and our directors and officers are protected from liability for a broad range of actions. Other Operational Risks: If we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition;

we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands.

Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2025, which is filed with the SEC and available at www.sec.gov, as updated by our periodic filings with the SEC. The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Investor contact:
Jennifer DiGrazia
Jennifer.DiGrazia@siriusxm.com